Exhibit 21.1

MDI, Inc. – Subsidiaries as of December 31, 2007

FAS Construction Management, Inc. - Texas - Active
STC Holdings, Inc. - Texas - Active
Global Systems Solutions, Inc. - Delaware - Active (a/k/a Professional Services Group)
ABM Data Systems, Inc. - Texas - Inactive
Monitor Dynamics, Inc. - California - Inactive
MDI S.A. - Switzerland - Inactive
MDI France, S.A. - France - Inactive
Apoyos Empresariales CM, S. de R.L. de C.V. – Mexico - Active
Servicios de Ingenieria CM, S. de R.L. de C.V. – Mexico - Active